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                                                                    EXHIBIT 99.1

[DAISYTEK INTERNATIONAL CORPORATION LOGO]

                             FOR IMMEDIATE RELEASE

CONTACTS: JIM POWELL                     CRAIG MCDANIEL, APR
          President and CEO              Michael A. Burns & Associates
          Daisytek International         (214) 521-8596 or (214) 616-7186 mobile
          (972) 881-4700                 cmcdaniel@mbapr.com

         DAISYTEK ANNOUNCES PROPOSED OFFER TO BUY ISA INTERNATIONAL PLC
            Acquisition will Provide Platform for European Expansion


ALLEN, TEXAS (MAY 7, 2002) - Daisytek International Corporation (Nasdaq: DZTK), a $1.2 billion wholesale distributor of computer and office supplies and provider of marketing and demand-generation services, has announced its intention to make a cash offer for all of the ordinary share capital of ISA International plc (London AIM: ISA.L), one of the largest, publicly listed, pan-European distributors of computer supplies. The cash offer will be 7.5 pence (approximately $0.11) in cash for each ISA ordinary share, which values the existing issued ordinary share capital of ISA at approximately Pound Sterling4.4 million (approximately $6.4 million) and is subject to a precondition relating to finalization of audited ISA accounts. ISA shareholders will also be offered a share alternative in unregistered Daisytek common stock.

         The ISA acquisition will provide Daisytek with an enhanced platform to expand into Europe. The combination will bring together Daisytek's logistical expertise, financial resources and global infrastructure with ISA's pan-European reach, customer relationships and local knowledge.

         "The opportunity to participate in the European market is exciting for Daisytek and we look forward to working more closely with the ISA management team. Our goal is to be the largest supplier of computer and office supplies in the world, and obtaining a foothold in Europe with a market-leading company such as ISA is a major achievement in our international growth strategy," said Jim Powell, Daisytek president and CEO.

         "Since our original preference shares investment in September 2001, ISA has shown improved operations and an increase in sales. This partnership will strengthen the strategic positions of both companies and will enhance our relationship with global vendors and customers. The Daisytek-ISA team will focus on continued operational and financial improvements, including ISA debt reduction, and an aggressive sales and marketing strategy."

         Directors of ISA have said they intend to unanimously recommend the offer. Daisytek has already received irrevocable commitments to accept the offer in respect of 56.5% of ISA ordinary shares. In addition, Daisytek's existing investment in preference shares allows it to convert into an equivalent number of new ISA shares, as is currently outstanding, plus one.

         ISA, with annual revenues of L.361 million (approximately
$510 million) for calendar year 2001 is based in Bradford, England, with offices and distribution centers in the United Kingdom, Ireland, Germany, France, Italy, Norway and Sweden. In addition, ISA indirectly owns 47% of


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DAISYTEK OFFERS TO PURCHASE ISA ... PAGE 2

Kingfield Heath Limited, a privately owned U.K.-based wholesaler of office products, which itself generates an additional L.200 million (approximately $290 million) in revenues.

         Under the offer, ISA shareholders will also be offered a share alternative of 0.914 shares of Daisytek restricted common stock for every 100 ISA ordinary shares held. The offer is being made in compliance with the U.K. City Code on Takeover and Mergers. The offer is being made in the United States pursuant to an exemption from the U.S. tender offer rules provided by Rule 14d-1(c) under the Exchange Act and pursuant to an exemption from the registration requirements of the Securities Act of 1933 provided by Rule 802 thereunder.

         This announcement does not contain the full text of the announcement by Daisytek of its intention to make an offer for ISA International plc, which was released in the UK earlier today. Copies of this UK announcement are available from Daisytek's investor relations department. Furthermore, any person who owns or controls, or who would as a result of any transaction own or control one percent or more of any class of relevant securities of Daisytek or ISA is directed to the announcement by Daisytek on April 17, 2002, regarding the requirement for them to notify the London Stock Exchange and Takeover Panel of any dealings in Daisytek or ISA shares, on a required form, the day following any such dealing.

ABOUT DAISYTEK

Daisytek is a leading wholesale distributor of computer and office supplies and professional tape products, in addition to providing marketing and demand generation services. Daisytek sells its products and services in the United States, Canada, Australia, Mexico and South America. Daisytek distributes more than 20,000 nationally known, name-brand computer and office supplies products and over 2,800 professional tape products from numerous manufacturers. Daisytek is headquartered near Dallas. This news release and more information about Daisytek are available at www.daisytek.com. The company's annual report is at www.dztkannualreport.com. These Web sites are not part of this release. Daisytek is a registered trademark of Daisytek, Incorporated. All rights reserved.

                                      # # #

The matters discussed in this news release contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. You can identify these statements by the fact that they do not relate strictly to historical or current facts, but rather reflect our current expectations concerning future results and events. Forward-looking statements relating to such matters as our financial condition and operations, including forecasted information, are based on our management's current intent, belief or expectations regarding our industry or us. These forward-looking statements including forecasts are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. In addition, some forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future.

Certain factors, including but not limited to, general economic conditions, industry trends, the loss of key suppliers or customers, the loss or material decline in service of strategic product shipping relationships, customer demand, product availability, competition (including pricing and availability), risks inherent in acquiring, integrating and operating new businesses and investments, concentrations of credit risk, distribution efficiencies, capacity constraints, technological difficulties, exchange rate fluctuations, currency devaluations and the regulatory and trade environment (both domestic and foreign) could cause our actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. There may be additional risks that we do not currently view as material or that are not presently known.

Other factors that could affect Daisytek are set forth in Daisytek's 10-K for the fiscal year ended March 31, 2001.